Exhibit 4.1

CYTEC INDUSTRIES INC.,

as Issuer

SOLVAY SA

as Guarantor

and

The Bank of New York Mellon,
as successor-in-interest to JPMorgan Chase Bank, National Association, as successor to PNC Bank, National Association,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of December 9, 2015,

Supplementing that certain

Indenture

Dated as of March 15, 1998, as supplemented and amended by

the First Supplemental Indenture, dated as of May 11, 1998

and as supplemented by

the Second Supplemental Indenture, dated as of July 6, 2009,

the Third Supplemental Indenture, dated as of March 12, 2013 and the Fourth Supplemental Indenture, dated as of November 12, 2014

TABLE OF CONTENTS

Section 4.07.	Trustee Makes No Representation	12
Section 4.08.	Notices	13

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of December 9, 2015, between Cytec Industries Inc., a Delaware corporation (the “Company”), Solvay SA, a public limited company organized under the laws of Belgium, as Guarantor (the “Parent” or the “Guarantor” as applicable) and The Bank of New York Mellon, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 15, 1998 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture, dated as of May 11, 1998, and as supplemented by the Second Supplemental Indenture, dated as of July 6, 2009, the Third Supplemental Indenture, dated as of March 12, 2013, the Fourth Supplemental Indenture, dated as of November 12, 2014 and this Fifth Supplemental Indenture (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company, the Parent and Tulip Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Subsidiary”) entered into that certain agreement and plan of merger on July 28, 2015, pursuant to which, among other things, the Company agreed to be merged with and into the Merger Subsidiary, with the Company continuing as the surviving corporation (the “Merger”), subject to the terms and conditions set therein;

WHEREAS, the Board of the Directors of the Parent has determined that it is advisable and in the best interest of the Parent for the Parent to guarantee the Notes (defined below), such guarantee to be effective as of the closing of the Merger (the “Guarantee”);

WHEREAS, Section 9.01(4) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without notice to or consent of any Holder, to add a guarantee with respect to the securities issued under the Indenture;

WHEREAS, the Company and the Guarantor desire to execute this Fifth Supplemental Indenture pursuant to Section 9.01(4) of the Base Indenture to provide an irrevocable and unconditional guarantee of each outstanding series of notes issued under the Indenture: the 8.95% Senior Notes due 2017, the 3.50% Senior Notes due 2023 and the 3.95% Senior Notes due 2025 (collectively, the “Notes”);

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 9.06 and 10.04 of the Base Indenture to the effect that the execution and delivery of this Fifth Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture, including Section 9.06 thereof, to the execution and delivery of this Fifth Supplemental Indenture to be complied with by the Company have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fifth Supplemental Indenture; and

WHEREAS, all things necessary have been done by the Company and the Guarantor to make this Fifth Supplemental Indenture, when executed and delivered by the Company and the Guarantor, a valid and legally binding instrument;

NOW, THEREFORE:

In consideration of the premises stated herein, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

Article 1
Application Of Fifth Supplemental Indenture

Section 1.01. Application of Fifth Supplemental Indenture. Notwithstanding any other provision of this Fifth Supplemental Indenture, all provisions of this Fifth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Fifth Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Fifth Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

Article 2
Definitions

Section 2.01. Certain Terms Defined in the Indenture. For purposes of this Fifth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

Section 2.02. Definitions. For the benefit of the Holders of the Notes, Section 1.01 of the Base Indenture shall be amended by adding the following new definitions:

“Guarantee” has the meaning specified in the recitals hereto.

“Guarantee Obligation” has the meaning specified in Section 3.01 hereof.

“Guarantor” has the meaning specified in the recitals hereto.

“Notes” has the meaning specified in the recitals hereto.

“Trustee” has the meaning specified in the first paragraph hereto.

Article 3
Guarantee

Section 3.01. Unconditional Guarantee. Subject to the provisions of this Article 3, the Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, on a senior unsecured basis to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company or the Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (z) the due and punctual payment and performance of all other obligations of the Company and all other obligations of the Guarantors (including under the Guarantee), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 of the Base Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders or the Trustee under this Fifth Supplemental Indenture or under the Notes, for whatever reason, the Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under the Base Indenture or the Notes shall constitute an event of default under the Guarantee and shall entitle the Holders to accelerate the obligations of the Guarantor thereunder in the same manner and to the same extent as the obligations of the Company.

The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same, whether or not the Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Guarantee. The Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Company or to the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article 3, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Base Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article VI of the Base Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

Section 3.02. Waiver of Subrogation. Until the Indenture is discharged and all of the Notes are discharged and paid in full, the Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes or the Indenture and such Guarantor’s obligations under the Guarantee and the Indenture, in any such instance including any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders under the Notes, the Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of the Indenture. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 3.02 is knowingly made in contemplation of such benefits.

Section 3.03. Immediate Payment. The Guarantor agrees to make immediate payment to the Trustee on behalf of itself and of the Holders of all Guarantee Obligations owing or payable to the Trustee and the respective Holders upon receipt of a demand for payment therefor by the Trustee to the Guarantor in writing.

Section 3.04. No Set-off. Each payment to be made by the Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 3.05. Guarantee Obligations Absolute. The obligations of the Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by the Guarantor hereunder which may not be recoverable from the Guarantor on the basis of a Guarantee shall be recoverable from the Guarantor as a primary obligor and principal debtor in respect thereof.

Section 3.06. Guarantee Obligations Continuing. Subject to the other provisions of the Indenture, the obligations of the Guarantor hereunder shall be continuing and shall remain in full force and effect until the earlier to occur of: (a) the date on which all such obligations have been paid and satisfied in full; and (b) the date on which the Company ceases to be a wholly owned subsidiary of the Guarantor.

The Guarantor agrees with the Trustee that it shall, upon written request, from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other applicable instrument or instruments in such form as the requisite Holders of any series of the Notes may request and as shall prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of the Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of the Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of the Guarantor hereunder. The Trustee shall not be required to make any request to the Guarantor pursuant to this Section 3.06 unless requested to do so by the requisite Holders of any series of the Notes in accordance with Section 6.05 of the Base Indenture.

Section 3.07. Guarantee Obligations Not Reduced.

The obligations of the Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of the Indenture pursuant to Article VIII of the Base Indenture be or become owing or payable under or by virtue of or otherwise in connection with the Notes or the Indenture.

Section 3.08. Guarantee Obligations Reinstated.

The obligations of the Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of the Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or the Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Guarantor, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by the Guarantor as provided herein.

Section 3.09. Guarantee Obligations Not Affected. The obligations of the Guarantor hereunder shall not be affected, impaired or diminished in anyway by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by the Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against the Guarantor hereunder or might operate to release or otherwise exonerate the Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other person;

(b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other person under the Indenture, the Notes or any other document or instrument;

(c) any failure of the Company, whether or not without fault on its part, to perform or comply with any of the provisions of the Indenture, the Notes or the Guarantee, or to give notice thereof to the Guarantor;

(d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other person or their respective assets or the release or discharge of any such right or remedy;

(e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other person;

(f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or the Indenture, including any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes, provided, that any such change in any term of any of the Notes affecting the obligations or liabilities of the Guarantor under the Indenture shall require the consent of the Guarantor;

(g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or the Guarantor;

(h) any merger or amalgamation of the Company or the Guarantor with any person or persons;

(i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of the Guarantor under the Guarantee; and

(j) any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under the Indenture or the Notes or of the Guarantor in respect of the Guarantee hereunder.

Section 3.10. Waiver. Without in any way limiting the provisions of Section 3.01, the Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Company or the Guarantor of any kind whatsoever.

Section 3.11. No Obligation To Take Action Against the Company. Neither the Trustee nor any other person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other person or any property of the Company or any other person before the Trustee is entitled to demand payment and performance by the Guarantor of its liabilities and obligations under the Guarantee or under the Indenture.

Section 3.12. Dealing with the Company and Others. The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of the Guarantor hereunder and without the consent of or notice to the Guarantor, may

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other person;

(b) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by the Indenture or the Notes;

(d) accept compromises or arrangements from the Company;

(e) apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Company and all other persons and any security as the Holders or the Trustee may see fit.

Section 3.13. Default and Enforcement. If the Guarantor fails to pay in accordance with Section 3.03 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of the Guarantor and the Guarantor’s

obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from the Guarantor the obligations.

Section 3.14. Amendment Etc. No amendment, modification or waiver of any provision of the Indenture relating to the Guarantor or consent to any departure by the Guarantor or any other person from any such provision shall in any event be effective unless it is signed by the Guarantor and the Trustee.

Section 3.15. Acknowledgment. The Guarantor hereby acknowledges communication of the terms of the Indenture and the Notes and consents to and approves of the same.

Section 3.16. Costs and Expenses. The Guarantor shall pay on demand by the Trustee any and all reasonable costs, fees and expenses (including legal fees and expenses) incurred by the Trustee, its agents, advisors and counsel in enforcing any of their rights under the Guarantee.

Section 3.17. No Merger or Waiver; Cumulative Remedies. No Guarantee shall operate by way of merger of any of the obligations of the Guarantor under any other agreement, including the Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under the Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under the Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under the Indenture, the Notes and any other document or instrument between the Guarantor or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

Section 3.18. Guarantee in Addition to Other Guarantee Obligations. The obligations of the Guarantor under the Guarantee and the Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to the Indenture or the Notes and any guarantee or security at any time held by or for the benefit of any of them.

Section 3.19. Severability. Any provision of this Article 3 which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of the Indenture and this Article 3.

Section 3.20. Successors and Assigns. The Guarantee shall be binding upon and inure to the benefit of the Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that the Guarantor may not assign any of its obligations hereunder or thereunder.

Article 4
Miscellaneous

Section 4.01. Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fifth Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Fifth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 4.02. New York Law to Govern. The Indenture, the Notes and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.03. Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.04. Severability. If any provision of this Fifth Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

Section 4.05. Ratification. The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fifth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 4.06. Effectiveness. The provisions of this Fifth Supplemental Indenture shall become effective as of the date hereof.

Section 4.07. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Fifth Supplemental Indenture.

Section 4.08. Notices. The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s good faith understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction, except to the extent such losses are determined by a court of competent jurisdiction to have been caused by the gross negligence or intentional misconduct of the Trustee. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

CYTEC INDUSTRIES INC.

By:	/s/ Anthony Saviano
Name: Anthony Saviano
Title: Secretary

By:	/s/ Mark Dahlinger
Name: Mark Dahlinger
Title: Treasurer

SOLVAY SA

By:	/s/ Pascal Hubinont
Name: Pascal Hubinont
Title: Head of Treasury and Insurance

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

Signature Page to Fifth Supplemental Indenture